                                                                       EXHIBIT 6


   ________________________________________________________________________



                              INVESTOR AGREEMENT


                          DATED AS OF JUNE 23, 1999,



                                 BY AND AMONG



                HUTCHISON TELECOMMUNICATIONS PCS (USA) LIMITED,
                     a British Virgin Islands corporation,

                     HUTCHISON TELECOMMUNICATIONS LIMITED,
                            a Hong Kong corporation

                                      AND

                   VOICESTREAM WIRELESS HOLDING CORPORATION,
                            a Delaware corporation.



   ________________________________________________________________________

                              INVESTOR AGREEMENT


     This INVESTOR AGREEMENT (this "Agreement") is made as of June 23, 1999, by and between Hutchison Telecommunications PCS (USA) Limited, a British Virgin Islands corporation (the "Investor "), Hutchison Telecommunications Limited, a Hong Kong corporation ("HKL") and VoiceStream Wireless Holding Corporation, a Delaware corporation (the "Company").

     WHEREAS, the Investor, Hutchison Telecommunications Limited, a Hong Kong corporation ("HTL"), the owner of 100% of the issued and outstanding share capital of the Investor, and the Company have entered into a Subscription Agreement dated as of June 23, 1999 (the "Subscription Agreement"), pursuant to which the Investor has agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investor, shares of the Company's Common Stock, par value $0.001 per share ("Common Stock") and shares of the Company's 2-1/2% Convertible Junior Preferred Stock, par value $0.001 per share (the "Junior Preferred Stock"), all on the terms and subject to the conditions set forth in the Subscription Agreement.

     WHEREAS, the Investor and the Company wish to set forth certain agreements concerning the ownership and transfer of shares of Common Stock, and certain other matters as provided herein.

     NOW, THEREFORE, in consideration of the mutual and dependent promises set forth herein, the Investor hereby agrees with the Company, and the Company hereby agrees with the Investor, as follows

1.   EFFECTIVE DATE OF AGREEMENT.
     ---------------------------

     This Agreement shall become effective upon the Closing, pursuant to and as defined in the Subscription Agreement (the "Effective Date").

2.   DEFINITIONS.
     -----------

     (a) Unless the context requires otherwise, capitalized terms used but not defined in this Agreement have the meanings given in the Subscription Agreement.

     (b) As used in this Agreement, the following terms have the respective meanings set forth below (applicable to both the singular and plural forms of such terms):

     "$" means United States dollars.

     "Actual Voting Power" means, as of the date of determination, the total number of votes attaching to the outstanding securities entitled to vote for the election of directors of the Company.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of Section 3 of this Agreement, none of the following shall be deemed to be an Affiliate of the Investor, HTL or HWL: (A) (i) the Company, (ii) any Publicly Traded Person, (iii) the Cook Inlet Parties, (iv) any of the members of the Special 13D Groups (any such member, other than Investor or its Affiliates, being a "Special 13D Group Member"), or (v) any person who would be deemed to be a controlling person of HWL under such Rule 12b-2, or (B) any Person who would be an Affiliate of Investor solely because such Person is an Affiliate of any of the Persons referred to in clause (A) of this proviso.

     "Affiliated Director" means any member of the Board who has been designated by Investor for nomination or appointment as a director of the Company pursuant to a Voting Agreement.

     "Agreement" means this Investor Agreement, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

     "Beneficially Owned" and "Beneficial Ownership" have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

     "Blackout Period" has the meaning given in Section 6(e)(ii).

     "Board" means the board of directors of the Company.

     "Change of Control" means (i) the acquisition by any Person or 13D Group of direct or indirect Beneficial Ownership of Voting Securities representing 50% or more of the Total Voting Power, (ii) any merger, consolidation or business combination involving the Company or any material portion of its business, (iii) a sale of all or a substantial portion of the assets of the Company or (iv) a recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction relating to the Company or any material portion of its business.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Stock" means the Company's Common Stock, $0.001, and shall include any new, substituted and additional securities issued at any time in replacement of the Common Stock or issued or delivered with respect to the Common Stock.

     "Company" means VoiceStream Wireless Holding Corporation, a Delaware corporation, and its successors and assigns.

     "Cook Inlet Parties" means (i) Cook Inlet Western Wireless PV/SS PCS, L.P.,
(ii) Cook Inlet VoiceStream PCS, LLC, (iii) Cook Inlet VoiceStream II, LLC, (iv) Cook Inlet VoiceStream III, LLC and any similar joint venture in which the Company, Omnipoint, VoiceStream or their Subsidiaries from time to time are principals.

     "Disqualified Affiliate" means any Affiliate of Investor and any Person that would be an Affiliate of Investor but for clause (A)(ii) and (A)(v) of the proviso to the definition hereunder of Affiliate.

     "Disinterested Board Approval" means the affirmative vote or written consent of a majority of the Board (excluding Affiliated Directors) then in office.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "HTL" means Hutchison Telecommunications Limited, a corporation organized under the laws of Hong Kong.

     "HWL" means Hutchison Whampoa Limited, a corporation organized under the laws of Hong Kong.

     "Imputed Cost of Funds" means LIBOR plus 275 basis points.

     "Includable Security" means any convertible securities, options, warrants or other rights which are convertible into or exchangeable or exercisable for securities entitled to vote for the election of directors, in later than 60 days, if the effect of excluding the foregoing from the calculation of Voting Securities is to deprive the Company of the protections or to deprive the Investor of the benefits of the provisions of this Agreement to any substantial degree.

     "Incremental Shares" has the meaning given in Section 3(d)(i).

     "Investor" means Hutchison Telecommunications PCS (USA) Limited, a British Virgin Islands corporation, and, unless otherwise specified herein or unless the context requires otherwise, includes its successors and all Permitted Affiliate Transferees of the Investor which from time to time hold shares of Voting Securities.

     "Investor Group" means Investor, HTL, HWL, and any of their respective Affiliates (other than any Affiliates referred to in the proviso to the definition herein of Affiliates).

     "Investor's Ownership Percentage" has the meaning given in Section 3(a).

     "Investor Tender Offer" means a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by any of the Investor Group (or any 13D Group that includes any of the Investor Group, other than the Special 13D Group) to purchase or exchange for cash or other consideration any Common Stock and which consists of an offer to acquire 100% of the outstanding Common Stock (without regard to Common Stock owned by any of the Investor Group) and is conditioned (which condition may not be waived) on a majority of the shares of outstanding Common Stock held by shareholders other than any of the Investor Group being tendered and not withdrawn with respect to such offer.

     "Mergers" has the meaning given in that certain Agreement and Plan of Reorganization dated as of June 23, 1999 by and among VoiceStream, the Company and Omnipoint.

     "NASD" has the meaning given in Section 6(a)(iii).

     "New Issue Securities" has the meaning given in Section 5(c)(i).

     "Omnipoint" means Omnipoint Corporation, a Delaware corporation.

     "Other Shareholders" has the meaning given in Section 6(b)(iii)(A).

     "Permitted Affiliate Transferee" means, in the case of the Investor, (i) HTL, (ii) any Subsidiary of HTL, (iii) any other entity in which HTL owns, directly or indirectly, more than 40% of the outstanding voting power and of which members of the Investor Group collectively are the largest shareholder, and (iv) in the case of any Person referred to in clause (i), (ii) or (iii), the Investor.

     "Person" means an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, limited liability company, or a government or agency or political subdivision thereof or any other entity.

     "Public Sale" means a public offer and sale or other public distribution of securities, including (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to Regulation S under the Securities Act and any applicable securities or stock exchange regulations in any non-United States market or stock exchange in which the Common Stock is publicly traded, or (iii) pursuant to an exemption from registration under Rule 144 under the Securities Act.

     "Publicly Traded Person" means any Person with a class of voting securities
(i) listed for trading on a recognized securities exchange and (ii) either (A) having a public float of not less than $25 million or (B) being at least 40% Beneficially Owned by persons other than Affiliates of the Investor.

     "Registrable Securities" has the meaning given in Section 6(a)(ii).

     "Registration Expenses" has the meaning given in Section 6(a)(iii).

     "Representative" has the meaning given in Section 6(b)(iv).

     "Selling Expenses" has the meaning given in Section 6(a)(iv).

     "Special 13D Group" means any 13D Group that now or hereafter may exist by virtue of a Voting Agreement.

     "Standstill Period" has the meaning given in Section 3(b)(i).

     "Standstill Termination Event" means the date on which the first of the following occurs: (i) the Investor Group Beneficially Owns, in the aggregate, less than ten percent (10%) of the Total Voting Power, (ii) the Investor Group Beneficially Owns, in the aggregate, more than ninety percent (90%) of the Total Voting Power, or (iii) a Terminating Change of Control.

     "Subsidiary" means, as to any Person, another Person which is an entity as to which such Person owns more than 50% of the outstanding voting power and more than 50% of the equity.

     "Terminating Change of Control" means (i) the acquisition by any Person (other than the Special 13D Group, any other Person bound by this Agreement or any Disqualified Affiliate) of direct or indirect Beneficial Ownership of Voting Securities representing 50% or more of the Total Voting Power, (ii) a sale of all or substantially all of the assets of the Company or (iii) a liquidation or dissolution of the Company.

     "Third Party Offer" has the meaning given in Section 3(b)(i)(D).

     "Threshold Percentage" means (a) until the second anniversary of the Effective Date, thirty-five percent (35%), (b) thereafter and until the third anniversary of the Effective Date, thirty-six percent (36%), and (c) thereafter until the fifth anniversary of the Effective Date, forty percent (40.0%). In the event that the Company shall, after the date hereof, have greater than 200 million shares of its Common Stock outstanding (such number to be appropriately adjusted for stock splits, reclassifications, combinations and similar events), the percentage set forth in clause (a) shall be thirty-three percent (33%). The Threshold Percentage shall be calculated as set forth in Section 3(a) below and subject to adjustment as provided below in Section 3(d)(iii).

     "Total Voting Power" means, as of the date of determination, the total number of votes which may be cast in the election of directors of the Company at any meeting of shareholders of the Company if all Voting Securities then outstanding are present and voted to the fullest extent possible at such meeting, assuming the conversion, exchange or exercise of all then outstanding convertible securities, options, warrants or other rights which, within 60 days of such date, are convertible into or exchangeable or exercisable for securities entitled to vote for the election of directors or which are Includable Securities.

     "Transfer" means any sale, assignment, pledge, hypothecation, or other transfer, disposition or encumbrance of any interest (and includes an exchange of shares in a merger, consolidation or similar transaction).

     "Triggering Person" has the meaning given in Section 3(c)(i)(A).

     "VoiceStream" means VoiceStream Wireless Corporation, a Washington corporation.

     "Voting Agreement" means a voting or similar agreement to which Investor and either or both of the Company or VoiceStream are party from time to time which provides, among other things, for the voting of securities for the election of directors of VoiceStream or, after the Mergers, the Company.

     "Voting Security" means, as of the date of determination, the Common Stock of the Company, any other security generally entitled to vote for the election of directors and any outstanding convertible securities, options, warrants or other rights which, within 60 days of such date, are convertible into or exchangeable or exercisable for securities entitled to vote for the election of directors or which are Includable Securities; provided, that Omnipoint's existing 7% Cumulative Convertible Preferred Stock shall not be deemed to be a Voting Security.

     "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under
Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D or a Schedule 13G with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned sufficient securities to require such a filing under the Exchange Act. When references herein are to a group under
Section 13(d) and not to members of such group, such references shall be deemed to refer to actions of the group acting as such group and not to the individual actions of any members of such group.

     When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders whenever necessary or appropriate. Whenever the word "herein," "hereunder" or "hereof" is used in this Agreement, it shall be deemed to refer to this Agreement and not to a particular Section of this Agreement unless expressly stated otherwise.

3.   STANDSTILL; NON-COMPETITION.
     ---------------------------

     (a)  General.  For purposes of this Section 3, at any relevant date, the
          -------
ownership percentage of the Investor Group (the "Investor's Percentage Ownership") and the Threshold Percentage will be calculated after giving effect to:

          (A) the Common Stock issuable under outstanding options and stock purchase rights, exercisable within 60 days of the date of calculation, granted under the Company's employee stock plans (including pursuant to obligations under employee benefit plans of acquired businesses that are assumed in the acquisitions of such businesses);

          (B) any issuances of Common Stock pursuant to the Subscription Agreement and the conversion of all outstanding Junior Preferred Stock; and

          (C) except for Common Stock issuable upon conversion of Omnipoint's existing 7% Cumulative Convertible Preferred Stock, the issuance of Common Stock pursuant to the conversion, exchange or other exercise of any other options, warrants, convertible or exchangeable securities or other rights or instruments carrying the right to acquire Common Stock to the extent that such are convertible, exchangeable or exercisable within 60 days of the date of calculation or are Includable Securities.

     (b)  Standstill Obligations.
          ----------------------

          (i) Limitation. Unless there shall have occurred a Standstill Termination Event, until the fifth anniversary of the date of this Agreement (the "Standstill Period"), except with Disinterested Board Approval, no member of the Investor Group shall, directly or indirectly,

          (A) acquire or agree to acquire any Voting Securities (except by way of (1) stock splits, stock dividends or other distributions or offerings made available to holders of Common Stock generally, or (2) stock options, warrants or other rights to purchase Voting Securities the acquisition of which by Investor have received Disinterested Board Approval) if, in any such case, the effect of such acquisition would be to increase the Investor's Percentage Ownership to more than the Threshold Percentage;

          (B) (other than in connection with an actual sale of such securities) exercise any stock options, warrants or other rights to purchase Voting Securities approved by the Board of the Company if, in any such case, the effect of such exercise would be to increase the Investor's Percentage Ownership to more than the Threshold Percentage;

          (C) solicit proxies with respect to the Voting Securities or become a "participant" in any "election contest" (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company (it being understood that Purchaser shall not be deemed to be such a participant merely by reason of the membership of any Affiliated Directors on the Board pursuant to the terms of the Voting Agreement); provided, that if any other party (a "Breaching Party") shall be in breach under the Voting Agreement (which breach, in the reasonable judgment of Investor, could likely result in an Affiliated Director not being elected in accordance with the terms of the Voting Agreement), Investor may engage in such activities for the limited purpose of electing the Affiliated Director and, if Investor so elects, for nominees other than the nominees which the Breaching Party otherwise would be entitled to designate under the Voting Agreement; or

          (D) join a 13D Group (other than the Special 13D Group) with any Person which is not a Disqualified Affiliate or otherwise induce, attempt to induce or in any manner act in concert with any such Person for the purpose of initiating or effectuating a tender offer or exchange offer for any Voting Securities (a "Third

     Party Offer") or a transaction which would result in a Change of Control (a "Third Party Change of Control"); provided that the provisions of this clause (D) shall not be applicable if any member of a Special 13D Group holding more than 5% of the Voting Securities (other than a member of the Investor Group or a Disqualified Affiliate) shall have engaged in any material respect in any of the activities referred to in this clause (D).

          (E) either alone or through or with a Disqualified Affiliate, initiate, induce, attempt to induce or in any manner act in concert with any such Person for the purpose of initiating or effectuating a tender or exchange offer or Change of Control;

          (F) disclose to any Person any intention, plan or arrangement inconsistent with the foregoing;

     Nothing in this Section 3(b)(i) shall have the effect of (i) precluding a member of the Investor Group from participating in a Third Party Offer or voting or agreeing to vote its shares in favor of a Third Party Change of Control in which the Investor Group and any Disqualified Affiliate would receive consideration on the same basis as is generally available to other holders of Common Stock (assuming for purposes of this sentence that the Junior Preferred Stock has been converted into Common Stock) or (ii) prohibiting the Affiliated Directors (acting in their capacity as such) from (A) participating in discussions with other members of the Board or (B) in meetings of the Board.

     If any member of the Investor Group makes such an acquisition or exercise that would increase the percentage interest of the Investor Group in the Actual Voting Power to more than the Threshold Percentage, such excess shares shall (for so long as the Actual Voting Power exceeds the Threshold Percentage) be voted in a manner proportionate to shares voted by the shareholders of the Company other than the Investor Group and the Disqualified Affiliates; provided, that if the excess shares shall result from the bad faith actions of the Investor Group or its Affiliates, it shall promptly divest such excess; provided, further, however, that no member of the Investor Group shall be obligated to divest itself of such excess pursuant to this Section 3(b)(i) until such time as such divestment would not subject such member of the Investment Group to liability under Section 16(b) of the Exchange Act or any other applicable provision of Federal or state law.

          (ii) Recapitalizations, Etc. Notwithstanding Section 3(b)(i), no member of the Investor Group shall be obligated to dispose of any Voting Securities if the aggregate percentage ownership of the Investor Group is increased as a result of (x) a recapitalization of the Company, (y) a repurchase of Voting Securities by the Company, (z) any other action taken by the Company or its Affiliates other than the Investor Group.

          (iii) Reinstatement of Standstill. If a Standstill Termination Event shall have occurred by virtue of the Investor Group Beneficially Owning less than 10% of the Voting Power and thereafter the Investor Group shall thereafter Beneficially Own more than 10% of the Voting Power, the provisions of this Section 3 shall be deemed to have been reinstated.

     (c)  Exception for Certain Third-Party Acquisitions.
          ----------------------------------------------

          (i) Exception to Standstill Obligation. Notwithstanding Section 3(b)(i), the Investor Group may:

          (A) acquire Voting Securities without regard to the limitations set forth above but in accordance with Section 3(c)(ii) if at any time any person or 13D Group (other than the Special 13D Group) of persons (such person or persons together with any of their Affiliates, collectively, a "Triggering Person"), directly or indirectly, (x) makes a bona fide offer to acquire, or (y) acquires, Beneficial Ownership of Voting Securities which, if added to the Voting Securities (if any) already Beneficially Owned by such Triggering Person, would represent ownership of Voting Securities greater than the Threshold Percentage;

          (B) with Disinterested Board Approval, make an Investor Tender Offer during the Standstill Period; and

          (C) with Disinterested Board Approval, acquire Voting Securities without regard to the limitations set forth above.

The Company shall give Investor written notice of the occurrence of any event of the type referred to in clause (A) promptly after it obtains knowledge of such event.

          (ii) Competing Offers. If an event identified in Section 3(c)(i)(A) occurs and shall not have been withdrawn or terminated, the Investor Group shall be permitted to take such action and make such offers as may be considered to be of the same nature and type of action or offer and for the same resulting number of shares as that which is being taken by the Triggering Person; provided that the Investor Group may only acquire that number of shares which when added to the number of shares already owned by the Investor Group shall not exceed the number of shares acquired or to be acquired (assuming any proposals or offers to purchase have been consummated) by the Triggering Person. In proceeding with any action or offer permitted under this Section 3(c)(ii), the Investor Group shall be permitted to offer more favorable terms such as price, cash versus securities or other such terms as may be consistent with an offer of the same nature and type of consideration as that which is being proposed by the Triggering Person.

          (iii) No Contesting. If the Investor Group shall take any such action permitted by this Section 3(c), the Company agrees that it shall not in any way (whether by active opposition, Board announcement or otherwise) contest such action, subject in all events to the fiduciary obligations of the Company's Board and officers to the Company's stockholders.

     (d)  Option to Purchase Incremental Shares.
          -------------------------------------

          (i) Incremental Shares. If an event identified in Section 3(c)(i) occurs and as a result the Investor Group acquires Voting Securities which increase the Investor Group's percentage interest in the Actual Voting Power to more than the Threshold Percentage (the "Incremental Shares"), and thereafter the Triggering Person holds Voting Securities representing a percentage of the Total Voting Power less than the Threshold Percentage, then, upon the expiration of the Investor Group's right to dispose of the Incremental Shares as provided in Section 3(d)(ii) below, the Investor Group hereby grants to the Company or a designee selected with Disinterested Board Approval, for a period of ninety (90) days (subject to extension in the event of Investor's exercise of rights under Section 3(d)(ii) below), an option to acquire any Incremental Shares at a price equal to the price paid by the Investor Group for such shares, plus such expenses and costs reasonably necessary to acquire the Incremental Shares and incurred by the Investor Group in acquiring the Incremental Shares (including the Imputed Cost of Funds of the Investor Group of holding the incremental Shares until acquired by the Company or such designee); provided, however, that the Investor Group shall not be obligated to sell any Voting Securities pursuant to this Section 3(d)(i) until such time as such sale would not subject the Investor Group to liability under Section 16(b) of the Exchange Act or any other applicable provision of Federal or state law.

          (ii) Disposition. In the event that the Investor Group has acquired Incremental Shares from a seller or sellers other than the Company, for a period of sixty (60) days from the date on which the Investor Group holds Incremental Shares, the Investor Group shall have the right to sell such Incremental Shares as follows: (x) to an independent third party in a bona fide transaction or transactions; (y) if Rule 144 is available, into the public market in accordance with the terms of Rule 144; or (z) as provided under both (x) and (y). In the event that the Investor Group elects to dispose of the Incremental Shares as provided in this Section 3(d)(ii), Investor shall provide written notice to the Company of such disposition and the purchase option granted to the Company pursuant to Section 3(d)(i) shall apply only to those Incremental Shares which have not been so disposed of; provided, however, that the Investor Group shall not be obligated to sell any Voting Securities pursuant to this Section 3(d)(ii) until such time as such sale would not subject the Investor Group to liability under Section 16(b) of the Exchange Act or any other applicable provision of Federal or state law.

          (iii) Adjustment for Failure to Exercise Option. In the event that the Company or its designee fails to exercise its option as provided in Section 3(d)(i), the Threshold Percentage shall be increased to a percentage equal to the percentage of the Actual Voting Power held by the Investor Group upon the expiration of the right to exercise such option by the Company or such designee.

          (iv) Voting of Incremental Shares. Until the Incremental Shares shall have been disposed as provided in Section 3(d)(ii) and, if applicable, the option of the Company or its designee provided in Section 3(d)(i) shall have expired, the Incremental Shares shall be voted in a manner proportionate to shares voted by the shareholders of the Company other than the Investor Group and the Disqualified Affiliates.

          (v) No Intentional Circumvention. The Investor shall not attempt to circumvent the provisions of this Section 3(d) by taking any action that would have the effect of extending the periods for which Section 16(b) liability would apply.

     (e)  Non-Competition.  During the Standstill Period (or, if sooner, until
          ---------------
the occurrence of a Standstill Termination Event), the Investor Group will not, directly or indirectly, engage in the ownership, operation, control or management of any wireless or wirefree telephony network or business in the United States in competition with the Company, its Subsidiaries and the Cook Inlet Parties; provided that the foregoing restriction will not apply to the ownership of up to 5% of the voting power of any company the voting securities of which are publicly traded.

4.   TRANSFER.
     --------

     (a) The Common Stock shall be freely tradable and may be Transferred by the Investor as provided in this Section 4.

     (b) Provided that it shall have provided prior written notice to the Company, the Investor (and each Permitted Affiliate Transferee) shall have the unrestricted right to Transfer its Common Stock and the rights and obligations hereunder to any Permitted Affiliate Transferee or Disqualified Affiliate (provided that any such Disqualified Associate agrees in writing to be bound by the terms of this Agreement in which case such Disqualified Affiliate shall be deemed to be a Permitted Affiliate Transferee for purposes hereof).

     (c) The Investor and its Permitted Affiliate Transferees shall also have the right to Transfer shares of Common Stock (but not the rights and obligations hereunder unless otherwise provided herein or with Disinterested Board Approval) to Persons other than Permitted Affiliate Transferees or Disqualified Affiliates of the Investor.

     (d) The Company agrees to cooperate in all reasonable respects (without any obligation to incur any liability or expense) in connection with any Transfer by the Investor permitted by this Section 4, so as to enable such Transfer to be effected on an optimal basis for tax and other applicable regulatory purposes.


5.   ISSUANCE OF COMPANY SECURITIES.
     ------------------------------

     (a) Subject to the provisions of this Section 5, the Board shall have the ability to determine the manner in which the Company shall raise any additional funding.

     (b) For purposes of this Section 5, the term "equity securities" shall (without duplication of previously issued equity securities in the case of exercise or conversion) mean any equity securities, including any warrants, options or other rights to acquire equity securities or debt securities convertible into equity securities, but shall not include non-voting, non-convertible preferred stock or nominal equity features included in the terms of a debt financing. This Section 5 shall not apply with respect to issuances of the Company's equity securities in connection with (i) a stock dividend, (ii) a merger, amalgamation, acquisition, reclassification or other reorganization in which the then-current shareholders of the Company would continue to be the only shareholders of the Company or which is effected to carry out an acquisition transaction, (iii) the grant or exercise of stock options or other grants or purchases of equity securities of the Company pursuant to any stock option, stock purchase or other employee benefit plan now or hereafter adopted for employees, directors or consultants of the Company or
(iv) a bona fide public offering of equity securities.

     (c) If at any time after the date hereof, the Company proposes to issue equity securities of any kind (except as provided in Section 5(b)), then the Company shall:

          (i)   give Investor written notice setting forth in reasonable detail
(A) the designation and all of the terms and provisions of the equity securities proposed to be issued (the "New Issue Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof and, if applicable, the dividend rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other material information as may reasonably be requested in order to evaluate the proposed issuance; and

          (ii) offer Investor a right to purchase a portion of the New Issue Securities up to the Investor's Percentage Ownership on the terms and conditions stated in such notice.

     (d) If the Investor wishes to exercise its purchase rights hereunder, it must deliver a written notice to that effect to the Company within 15 days after the date the notice specified in Section 5(c) was delivered by the Company. To the extent that the Company offers two or more securities in units, the Investor must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such units. The Investor must complete the purchase of such New Issue Securities at the same time and in a single closing within five Business Days after the expiration of the 15-day period referred to in the first sentence of this Section 5(d). If the purchase and sale of such New Issue Securities by the Investor is subject to any prior regulatory approval, consent, waiver, notice or like requirement, then provided that the Investor shall promptly make any necessary filings or applications for, and diligently pursue, the satisfaction of such regulatory requirements, the time period during which such purchase and sale must be consummated shall be extended until the earlier of (i) five Business Days after all such regulatory requirements have been satisfied and (ii) 90 days after the expiration of the applicable period set forth above for the completion of a purchase by the Investor, provided, that such 90-day period shall be extended by an additional 90 days upon written request of the Investor, unless the Company shall deliver to the Investor an opinion of counsel experienced in the relevant area of law or regulation that such regulatory requirements cannot be satisfied by the Investor. At the closing of the purchases of the New Issue Securities by the Investor, the Company shall deliver to the Investor, against receipt of the purchase price therefor by cash or certified or bank cashier's check, duly issued certificate or certificates representing the New Issue Securities that the Investor has elected to purchase.

     (e) Upon the expiration of the offering periods described in the first sentence of Section 5(d), or upon any failure of the Investor to complete the purchase of New Issue Securities in the time required under Section 5(d), the Company will be free to sell such New Issue Securities that the Investor has not elected to purchase (or have failed to purchase within the required time) during the 90 days (or applicable longer period under Section 5(d)) following such expiration (or failure) on terms and conditions per share no more favorable to the purchasers thereof than those offered to the Investor. Any New Issue Securities offered or proposed to be sold by the Company after such 90-day period (or applicable longer period under Section 5(d)) or on more favorable terms and conditions per share to the purchaser must be reoffered to the Investor pursuant to this Section 5. The election by the Investor not to exercise its purchase rights under this Section 5 in any one instance shall not affect its rights as to any subsequent proposed issuance other than the decrease in Investor's Ownership Percentage resulting therefrom. Any sale of such securities by the Company without first giving the Investor the rights described in this Section 5 shall be void and of no force and effect and the Company shall cause any required correction to the registration and transfer books of the Company to be effected.

     (f) The Company hereby agrees that it shall cause each of its wholly-owned Subsidiaries to comply with the terms of this Section 5 with respect to the issuance of any equity securities by such Subsidiary (except for issuances of stock dividends or in connection with a merger, amalgamation, reclassification or other reorganization resulting in no reduction in the Company's direct or indirect equity interest in such Subsidiary).

     (g) The Company represents that it has taken all action, and covenants to take all such further action, to ensure that the provisions of Section 203 of the Delaware General Corporation Law shall not be applicable to Investor. The Company shall not adopt a "poison pill" share purchase rights plan (or similar plan) unless any such plan excludes Investor and its Affiliates from the definition of "Acquiring Person" (or similarly exempts Investor and its Affiliates from the application of such plan). Unless there shall have been a Terminating Change of Control or the Investor Group Beneficially Owns in the aggregate less than ten percent (10%) of the Total Voting Power, the Company shall not take any further action not contemplated by this Agreement which is not generally applicable to stockholders of the Company and which has the effect of discriminating against Investor with respect to ownership, voting rights or rights to acquire or Transfer securities of the Company.

     (h) During the term of this Agreement, the Company shall not issue any equity security (including, without limitation, any Voting Security) which provides the holder(s) thereof with any extraordinary or special voting rights or any right to veto any action of the Company, unless such issuance is approved in writing in advance by an Affiliated Director. Further, the Company shall not consider or approve any such issuance prior to the Effective Date.

6.   REGISTRATION RIGHTS.
     -------------------

     The Investor shall have the right to have its Registrable Securities (as hereinafter defined) registered under the Securities Act and applicable United States state securities laws in accordance with the express terms of the following provisions.

     (a)  Definitions.  As used in this Section 6:
          -----------

          (i) the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

          (ii) the term "Registrable Securities" shall mean (A) Common Stock owned by the Investor, HTL or any affiliate of the Investor or HTL as of the date of this Agreement, (B) Common Stock that may be issued to the Investor upon conversion of the Junior Preferred Stock or other securities exchangeable for or convertible into shares of Common Stock, (C) any additional Common Stock acquired by the Investor from the Company, and (D) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Stock referred to in clauses (A), (B), (C) and (D) above;

          (iii) "Registration Expenses" shall mean all expenses incident to the Company's performance of or compliance with its obligations under this Section 6, including, without limitation, all Commission, National Association of Securities Dealers ("NASD") and stock exchange or NASDAQ registration, listing and filing fees and expenses, fees and expenses of compliance with applicable state securities or "blue sky" laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with "blue sky" qualifications of Registrable Securities), printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit and "cold comfort" letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid in connection with secondary registered Public Sales of securities (including the fees and expenses of any "qualified independent underwriter" required by the
NASD), the reasonable fees of one U.S. counsel plus, if reasonably required by the Investor, one local counsel retained by the Investor in connection with each such registration pursuant to this Section 6 for purposes of obtaining advice concerning applicable securities laws and securities exchange regulations, review of the registration statement and prospectus and limited due diligence concerning the Company, the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company (but not including any underwriting discounts or commission or transfer taxes, if any, attributable to the sale of Registrable Securities by the Investor); and

          (iv) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and transfer tax, if any, attributable to the sale of Registrable Securities by the Investor.

     (b)  Demand Registration.
          -------------------

          (i) The Investor shall have the right, upon delivery of written notice to the Company (not more than once in any 9-month period) to require the Company to register under the Securities Act such amount of Registrable Securities owned by the Investor as may be specified in such notice in accordance with the procedures set forth in this Section 6(b), provided, that, the Company need effect only eight (8) such demand registrations (in the aggregate for all Persons entitled to the benefit of this provision by virtue of this Agreement) pursuant hereto, provided further, that any such registration demanded by the Investor under this Section 6(b)(i) must be for an amount of Common Stock having an aggregate anticipated sales price of at least $25,000,000.

          (ii) The rights of the Investor to demand the registration of its Registrable Securities shall continue until (x) all the Registrable Securities owned by it shall have been Transferred to transferees who are not entitled to the registration rights of the Investor hereunder in accordance with the terms hereof or, if earlier, (y) all its remaining Registrable Securities are eligible to be Transferred in Public Sales to U.S. persons in the United States without registration under the Securities Act and without being subject to volume limitations under Rule 144 under the Securities Act, provided, in the case of
(y), that there is a public float of the Common Stock equal to at least 15% of the total outstanding shares of Common Stock.

          (iii) If the Investor shall have demanded a registration of Registrable Securities then the Company will:

          (A) promptly give written notice of the proposed registration to all other shareholders entitled to piggyback registration rights under Section 6(c) hereof or any other contractual agreement of the Company (the "Other Shareholders") and

          (B) as soon as practicable, use its best efforts to prepare and file with the Commission and cause to become effective such registration statement as would permit or facilitate the sale and distribution of all the Registrable Securities required to be covered thereby pursuant to the notice delivered by the Investor, together (subject to Section 6(b)(iv) below) with all or such portion of the securities of any Other Shareholders joining in such registration as are specified in written requests received by the Company within ten Business Days after written notice from the Company is delivered under Section 6(b)(iii)(A) above.

          (iv) The Investor, at its election, shall have the Registrable Securities covered by its request distributed by means of an underwritten public offering with a single or managing underwriter selected by the Company and reasonably acceptable to the Investor. If any Other Shareholders so request, the securities of such Other

Shareholders shall be included in the registration and underwriting being effected pursuant to this Section 6(b), subject to this Section 6(b)(iv). The Investor and the Company shall (together with all Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Investor (the "Representative"). Notwithstanding any other provision of this Section 6(b), if the Representative advises the Investor and the Company in writing that (x) marketing factors require a limitation on the number of shares to be underwritten or (y) the inclusion of shares held by officers and directors of the Company in the offering could, in the Representative's best judgment, materially reduce the offering price per share, then, in the case of the preceding clause (x), the Common Stock held by Other Shareholders shall be excluded from such underwriting to the extent so required by such limitations and, in the case of the preceding clause (y), the Common Stock held by officers and directors of the Company shall be excluded from such underwriting to the extent advised by the Representative. If, after the exclusion of such shares, further reductions are required to meet the limitation on the number of shares to be underwritten as advised by the Representative, then the Investor may elect, in its sole discretion, to reduce the number of shares that will be included in the underwriting by it by such number of shares as is necessary to comply with such limitation, but in no event to an amount which is below the minimum amount for a demand registration as provided in Section 6(b)(i). If the Investor does not so elect, then the registration of its shares under Section 6(b)(i) will not proceed and will be terminated without liability to any other Person. If the Representative has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the Representative so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

          (v) Notwithstanding the foregoing, if the Company shall furnish to the Investor and the Other Shareholders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than 90 days after the delivery of such certificate, provided that the Investor shall not be required to accept such a deferral more than twice in any 12-month period; provided, that notwithstanding the provisions of clause (b)(1) above, the Investor shall have the right to up to two demand registrations within the nine month period following the expiration of such deferral period.

     (c)  Piggyback Registration.
          ----------------------

          (i) If the Company shall determine to register any of its Common Stock either for its own account or for the account of any holder or holders of Common Stock (other than a registration on Form S-8 (or similar or successor form) relating solely to stock option, stock purchase or other employee benefit plans, or a registration on Form S-4 (or similar or successor form), or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), the Company will:

          (A) promptly give to the Investor a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

          (B) subject to Section 6(c)(ii) below, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by the Investor within fifteen (15) days after the date written notice as described in Section 6(c)(i)(A) above is delivered by the Company. Such written request may specify all or a part of the Registrable Securities.

          (ii) If the registration of which the Company gives notice is for a Public Sale consisting of an underwritten public offering (in which event the underwriter shall be selected by the Company, in its sole discretion), the Company shall so advise the Investor as a part of the written notice given pursuant to Section 6(c)(i)(A). In such event, the right of the Investor to registration pursuant to this Section 6(c) shall be conditioned upon the Investor's participation in such underwriting and the inclusion of the Investor's Registrable Securities in the underwriting to the extent provided herein. The Investor, if its shares are to be included in such registration, shall (together with the Company and the Other Shareholders distributing their Common Stock through such underwriting) enter into an underwriting agreement in customary form with the Representative. Notwithstanding any other provision of this Section 6(c), if the Representative advises the Investor or the Company in writing that (x) the inclusion of shares held by the officers and directors of the Company in the offering could, in the Representative's best judgment, materially reduce the offering price per share, or (y) that marketing factors require a limitation on the number of shares to be underwritten, then, in the case of the preceding clause (x), the Common Stock held by officers and directors of the Company shall be excluded from such underwriting to the extent so advised by the Representative and, in the case of the preceding clause (y), the number of shares that may be included in the underwriting by the Investor and Other Shareholders requesting inclusion in such registration (but not the Company) shall be reduced, on a pro rata basis (based on the number of shares requested by the Investor and such Other Shareholders to be included in such registration), by such minimum number of shares as is necessary to comply with
such limitation.   If the Investor disapproves of the terms of any such
underwriting, it may elect to withdraw therefrom by written notice to the Company and the Representative, given a reasonable period of time prior to the finalization of the underwriting arrangements. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall not be included in such registration. If at any time prior to the effective date of the registration statement, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to the Investor and, thereupon, shall be relieved of its obligation under this Section 6(c) to register any of the Registrable Securities in connection with such registration.

          (iii) Number and Duration. The Investor shall be entitled to have its shares included in an unlimited number of registrations pursuant to this
Section 6(c). The rights of the Investor to registration of its Registrable Securities under this Section 6(c) shall continue until (x) all the Registrable Securities owned by it shall have been Transferred to transferees who are not entitled to the registration rights of the Investor hereunder in accordance with the terms hereof or, if earlier, (y) all its remaining Registrable Securities are already included in an effective resale registration statement on Form S-3 or other appropriate form for continuous or delayed offerings or are eligible to be Transferred in Public Sales to U.S. persons in the United States without registration under the Securities Act and without being subject to volume limitations under Rule 144 under the Securities Act, provided, in the case of
(y), that there is a public float of the Common Stock equal to at least 15% of the total outstanding shares of Common Stock.

     (d)  Expenses of Registration. Upon the exercise of registration rights set
          ------------------------
forth in this Section 6, the Company shall pay all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 6, provided, that such expenses shall not include Selling Expenses, which shall be borne by the Investor pro rata on the basis of the number of its shares so registered.

     (e)  Registration Procedures.  In the case of each registration effected by
          -----------------------
the Company pursuant to this Section 6, the Company will keep the Investor advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any offering of Registrable Securities registered pursuant to clause (b) or (c) of this Section 6, at its expense, the Company shall:

          (i) prepare and file with the Commission, as promptly as practical after receipt of a request for registration pursuant to this Section 6, a registration statement on any form for which the Company then qualifies, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its best efforts to cause such registration statement to become and remain effective as provided herein; provided, that before filing with the Commission a registration statement or prospectus or any amendments or supplements thereto, the Company will (A) furnish to the Investor copies of all such documents proposed to be filed for review and comment and (B) notify the Investor of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

          (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration effective (A) during the ten Business Day period immediately following the date on which such registration statement shall be declared effective, and (B) subject to any obligation of the Investor to refrain from selling or offering to sell any Registrable Securities during a Blackout Period (as defined below), for 120 days after the date of effectiveness or (C) if earlier, until the

Investor has completed the distribution described in the registration statement relating thereto (but not before the expiration of the time periods referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder, or any successor provisions, if applicable). The Company shall be entitled to elect that a registration statement not be usable, for a reasonable period of time, but not in excess of one hundred twenty (120) consecutive days (a "Blackout Period"), if the Company determines in good faith that the use of such registration statement or the related prospectus would interfere with any pending financing, acquisition, corporate reorganization or any other material corporate development involving the Company, or any of its Subsidiaries or would require premature disclosure thereof, and the Company promptly gives the Investor written notice of such determination, containing a general statement of the reasons for such postponement or restriction on use and an approximation of the anticipated delay; provided, however, that (x) the Company shall not be entitled to initiate a Blackout Period unless it shall concurrently forbid purchases or sales in the open market by directors, senior executives and other Affiliates of the Company, (y) the aggregate number of days included in all Blackout Periods during any consecutive twelve (12) month period shall not exceed two hundred forty (240) days, and (z) the period that the Company shall be required to maintain the effectiveness of the registration statement shall be increased by the aggregate number of days in the Blackout Periods. The Company shall give written notice to each shareholder of record included in the registration statement of the commencement and the termination of any Blackout Period;

          (iii) furnish to each underwriter, if any, and the Investor such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the prospectus included in such registration statement (including each preliminary prospectus) in conformity with the requirements of the Securities Act, and such other documents incident thereto as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the Investor;

          (iv) use its best efforts to register or qualify such Registrable Securities under the state securities or "blue sky" laws of such states as the Investor or the Representative reasonably request and do any and all other acts and things that may be reasonably necessary or advisable to enable the Investor and the underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Investor; provided, that the Company will not be required as a result thereof to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (iv), (B) subject itself to taxation or regulation of its business in any such jurisdiction in which it would not otherwise be so subject or (C) consent to general service of process in any jurisdiction in which it would not otherwise be subject to general service of process;

          (v) use its best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Investor to consummate the disposition of such Registrable Securities;

          (vi) immediately notify the Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event that comes to the Company's attention, if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and subject to the Blackout Period provisions in clause (ii) above, the Company will promptly prepare and furnish to the Investor a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

          (vii) use its best efforts to cause all such Registrable Securities to be listed on a national securities exchange in the United States or quoted on the NASDAQ National Market System and listed or quoted on each securities exchange or automated quotation system on which similar securities issued by the Company may then be listed or quoted, and enter into such customary agreements including a listing application and indemnification agreement in customary form, and, subject to applicable law, to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;

          (viii) enter into such customary agreements (including an underwriting agreement or qualified independent underwriting agreement, in each case, in customary form) and take all such other actions as the Investor requesting registration of the Registrable Securities being covered by such registration statement or the underwriter reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities, including customary representations, warranties, indemnities and agreements;

          (ix) make available (after reasonable notice and execution of customary confidentiality agreements satisfactory to the Company) for inspection, during business hours of the Company, by the Investor or its representatives (if it has requested registration of Registrable Securities) and any underwriter participating in any disposition pursuant to such registration statement (to the extent provided in the applicable underwriting agreement), (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries, if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees, and those of the Company's Affiliates, to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement;

          (x) use its best efforts to obtain a "cold comfort" letter from the Company's appointed auditors in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the Representative reasonably requests; and

          (xi) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and all conditions imposed by relevant governmental authorities or under applicable law and make available to the Investor, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months beginning after the effective date of the registration statement (as the term "effective date" is defined in Rule 158(c) under the Securities Act), which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

     It shall be a condition precedent to the obligation of the Company to take any action with respect to any Registrable Securities that the Investor shall furnish to the Company such information regarding the Registrable Securities and any other securities of the Company held by the Investor and the intended method of disposition of the Registrable Securities held by the Investor and such other information regarding the Investor as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

     The Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(e)(vi) hereof, the Investor will forthwith discontinue disposition of Registrable Securities pursuant to any prospectus or registration statement until the Investor's receipt of the copies of the supplemented or amended prospectus contemplated by
Section 6(e)(vi) hereof, and, if so directed by the Company (at the Company's expense), the Investor will deliver to the Company all copies (including, without limitation, any and all drafts), other than permanent file copies, then in the Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

     (f)  Indemnification.
          ---------------

          (i) In the event of any registration of any shares of Common Stock under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Investor, its directors and officers, each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls the Investor or any such underwriter within the meaning of the Securities Act against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, and expenses (including any amounts paid in any settlement effected with the Company's consent, which consent will not be unreasonably withheld) to which the Investor, any such director or officer or any such underwriter or controlling Person may become subject under the Securities Act, the Exchange Act, United States state securities or "blue sky" laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (C) any violation (or alleged violation) by the Company of any United States federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, qualification or compliance. The Company will reimburse the Investor and each such director, officer, underwriter and controlling Person for any legal and any other expenses reasonably incurred in connection with investigating or defending such claim, loss, damage, liability or action, as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by the Investor or any such director, officer, underwriter or controlling Person specifically stating that it is for use therein; provided further, however, that the Company shall not be liable to any of the foregoing indemnitees pursuant to this Section 6(f) with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus or the final prospectus or the final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such indemnitee results from the fact that the Investor or underwriter sold Registrable Securities (x) to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to the Investor or underwriter and such final prospectus, as then amended or supplemented, had corrected any such misstatement or omission or (y) during a Blackout Period or after receipt of a notice pursuant to Section 6(e)(vi) hereof (prior to the amendment or supplement thereunder having been furnished).

     The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of the Investor or any such director, officer, underwriter or controlling Person and shall survive the transfer of such securities by the Investor or such underwriter.

          (ii) The Investor will, if Registrable Securities held by it are included in any registration statement filed in accordance with the provisions hereof, (x) indemnify the Company, its directors, officers and controlling Persons, all other prospective sellers, each person who participates as an underwriter, and their respective directors, officers and controlling Persons against all claims, losses, damages and liabilities (or actions in respect thereof) and expenses to which any such Person may become subject under the Securities Act, the Exchange Act, United States state securities or "blue sky" laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement (or alleged untrue statement) of a material fact with respect to the Investor contained in any such registration statement, preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, in reliance on and in conformity with written information furnished to the Company by the Investor specifically for use therein, or (B) any omission (or alleged omission) to state therein a material fact with respect to the Investor required to be stated therein or necessary to make the statements made by the Investor therein not misleading and (y) reimburse the

Company and its directors, officers, controlling Persons and all other prospective sellers, each person who participates as an underwriter, and their respective directors, officers, and controlling Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in the case of both clause
(x) and clause (y), to the extent, and only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Investor with respect to the Investor specifically for use therein; provided, however, that the obligations of the Investor hereunder shall be limited to an amount equal to the proceeds to be received by the Investor from securities sold by the Investor pursuant to such registration statement or prospectus.

     The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or the Investor, the underwriters or any of their respective directors, officers, or controlling Persons and shall survive the transfer of such securities by the Investor and such underwriters.

          (iii) Each party entitled to indemnification under this Section 6(f) (an "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom (it being understood that the Indemnifying Party shall not be responsible for more than one counsel for all Indemnified Parties in any single action or claim (or group of related actions or claims), unless the Investor shall have reasonably concluded that it may have a conflict of interest with one or more other Indemnified Parties with respect to any actions or claims). Counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed). The Indemnified Party may participate in such defense at the Indemnified Party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the reasonable fees and expenses of the Indemnified Party's counsel shall be at the expense of the Indemnifying Party and shall be reimbursed as they are incurred). The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6 except to the extent the Indemnifying Party is actually materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation. Each Indemnified Party shall promptly furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

          (iv) In order to provide for just and equitable contribution in circumstances in which the foregoing indemnities provided for in this Section 6(f) are for any reason held to be unenforceable although applicable in accordance with their terms, the Company and the Investor shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnities in such proportion as shall be appropriate to reflect (A) the relative benefits received by the Company, on the one hand, and the Investor, on the other hand, from the offering of the Registrable Securities and any other securities included in such offering, and (B) the relative fault of the Company, on the one hand, and the Investor, on the other hand, with respect to the statements or omissions that resulted in such loss, liability, claim, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations; provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to a contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Investor, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Investor agree that it would not be just and equitable if a contribution pursuant to this Section 6(f) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. Notwithstanding anything to the contrary contained herein, the Company and the Investor agree that any contribution required to be made by the Investor pursuant to this Section 6(f) shall not exceed the net proceeds from the offering of Registrable Securities (before deducting expenses) received by the Investor with respect to such offering.

          (v) The foregoing indemnities of the Company and the Investor are subject to the condition that, insofar as they relate to any untrue statement (or alleged untrue statement) of a material fact contained in a preliminary prospectus, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading, which was eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question became effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act (the "Final Prospectus"), such indemnities shall not inure to the benefit of any underwriter if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

     (g)  Information by the Investor. The Investor shall furnish to the Company
          ---------------------------
such information regarding the Investor and the distribution proposed by the Investor as the Company may reasonably request in writing in connection with any registration of Registrable Securities of the Investor and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 6.

     (h)  Rule 144 Reporting.  With a view to making available the benefits of
          ------------------
certain rules and regulations of the Commission which may permit the sale of the restricted securities to the public without registration, the Company agrees to:

          (A) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration statement under the Securities Act filed by the Company for an offering of its securities to the general public;

          (B) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

          (C) so long as the Investor owns any Registrable Securities, furnish to the Investor upon request a written statement by the Company as to its compliance with the current information requirements of Rule 144 under the Securities Act (at any time from and after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents filed with the Commission pursuant to the reporting requirements of the Exchange Act as the Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing the Investor to sell any such securities without registration.

     (i)  "Market Stand-off" Agreement.
          ----------------------------

          (i) If any registration of Common Stock (or other securities) of the Company shall be in connection with an underwritten public offering, the Investor agrees not to effect any sale or distribution of any Registrable Securities, including any private placement or any sale pursuant to Rule 144A under the Securities Act (or any successor provision) or otherwise or any sale pursuant to Rule 144 under the Securities Act (or any successor provision), other than by pro-rata distribution to its shareholders, partners or other beneficial holders, and not to effect any such sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the anticipated ten calendar days prior to, and during the 90 calendar day period (or such other period as may be agreed upon between the Investor and the Representative) that begins on the effective date of such registration statement, without the consent of the Representative; provided, however, that written notice of such registration has been delivered to the Investor at least two Business Days prior to the anticipated beginning of the ten calendar day period referred to above.

          (ii) If requested by the Representative the Investor shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 90-day or other period. The provisions of this Section 6(i) shall be binding upon any transferee who acquires Registrable Securities, including, without limitation, any Permitted Affiliate Transferee of the Investor, the Investor's shareholders, partners or other beneficial holders, if such transferee is entitled to the registration rights provided hereunder. The Company agrees that any agreement entered into after the date hereof pursuant to which the Company issues or agrees to issue any privately placed equity securities shall contain a provision under which the holders of such securities agree not to effect any sale or distribution of any such securities during the period and in the manner referred to in this Section 6(i)(ii).

          (iii) If any registration of Registrable Securities shall be in connection with an underwritten public offering, the Company agrees not to effect any Public Sale of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company (other than any such sale or distribution of such securities as part of such public offering, in connection with any amalgamation, merger or consolidation by the Company or any Subsidiary of the Company, the acquisition by the Company or a Subsidiary of the Company of the shares or any assets of any other Person, or in connection with a stock option, stock purchase or other employee benefit plan) during the ten days prior to, and during the 90-day period (or such other period as may be agreed upon between the Company and the Representative) which begins on the effective date of such registration statement without the consent of the Representative.

     (j)  Transfer.  If the Investor shall have made a Transfer as permitted by
          --------
the terms of this Agreement of an amount of Common Stock representing more than 10% of the Actual Voting Power, and unless the Investor shall have agreed otherwise with the transferee of such Transfer (including for this purpose, such transferee's Permitted Affiliate Transferees) (a "Transferee"), both the Investor and the Transferee shall remain entitled, as to the shares of Common Stock owned respectively by each of them, to the demand and piggyback registration rights set forth in this Section 6, which shall survive such Transfer. Unless agreed otherwise, all rights of the Investor under this
Section 6 with respect to such shares of Common Stock Transferred shall terminate upon Transfer.

7.   MISCELLANEOUS.
     -------------

     (a)  Legends.  In addition to any other legends required by applicable law,
          -------
the Company's By-laws or any other agreement restricting the Transfer of the Common Stock, each certificate evidencing the Common Stock acquired by the Investor will bear a legend reflecting the restrictions on the transfer of such shares contained in this Agreement and in the Subscription Agreement.

     (b)  Waiver; Amendments.  Except as expressly provided otherwise herein,
          ------------------
neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Company and the Investor.

     (c)  Recapitalization, Exchanges, Etc.  The provisions of this Agreement
          ---------------------------------
shall apply to the full extent set forth herein with respect to shares or other securities of the

Company that may be issued to the Investor in respect of, in exchange for, or in substitution of the Common Stock.

     (d)  Specific Performance.  Each of the parties hereto acknowledges and
          --------------------
agrees that, in the event of any breach of this Agreement, the non-breaching parties would be irreparably harmed and could not be made whole by monetary damages. Accordingly, each party hereto agrees that the other party, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

     (e)  Notices.  All notices, requests, demands and other communications
          -------
hereunder shall be in writing and, except to the extent otherwise expressly provided in this Agreement, shall be deemed to have been duly given if delivered by same day or next day courier (guaranteed delivery) or mailed, registered mail, return receipt requested, or transmitted by telegram, telex or facsimile
(i) if to the Investor, at the Investor's address appearing below or at any other address the Investor may have provided in writing to the Company and (ii) if to the Company, at 3650 131st Avenue S.E., Suite 400, Bellvue, WA 98006, U.S.A., Tel: (425) 586-8014, Fax: (425) 586-8080; Attention: Alan R. Bender,
Esq., or such other address as the Company may have furnished to the Investor in writing, with a copy (which shall not constitute notice) to Friedman Kaplan & Seiler LLP, 875 Third Avenue, New York, NY 10022, U.S.A., Tel: (212) 833-1100,
Fax: (212) 355-6401; Attention: Barry A. Adelman. If a notice hereunder is transmitted by confirmed fax so as to arrive during normal business hours during a Business Day at the place of receipt, then such notice shall be deemed to have been given on such Business Day at the place of receipt or, if so transmitted to arrive after normal business hours during a Business Day at the place of receipt, then such notice shall be deemed to have been given on the following Business Day at the place of receipt. If such notice is sent by next-day courier it shall be deemed to have been given on the third Business Day at the place of receipt following sending and, if by registered air mail, on the tenth Business Day at the place of receipt following sending, provided, that the date of sending shall be deemed to be the date at the place of receipt at the time such notice is posted.

The Investor:

Hutchison Telecommunications PCS (USA) Limited
c/o Offshore Incorporations Limited
P.O. Box 957
Offshore Incorporations Centre
Road Town, Tortola
British Virgin Islands

Tel: (809) 494-2233
Fax: (809) 494-4885

With a copy (which shall not constitute notice) to:

Hutchison Telecommunications PCS (USA) Limited
22nd Floor, Hutchison House
10 Harcourt Road
Hong Kong
Attention: Edith Shih

Tel: (852) 2128-1232
Fax: (852) 2128-1778

and

Dewey Ballantine LLP
Suite 3907, Asia Pacific Finance Tower
Citibank Plaza
3 Garden Road
Central, Hong Kong
Attention: John A. Otoshi

Tel: (852) 2509-7000
Fax: (852) 2509-7088

     (f)  Successors and Assigns.  Except as otherwise provided herein, this
          ----------------------
Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties; provided, however, that this Agreement may not be assigned by any party hereto other than in compliance with the terms hereof.

     (g)  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     (h)  Entire Agreement.  This Agreement constitutes the entire understanding
          ----------------
of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings among such parties with respect to such subject matter.

     (i)  Applicable Law.  The validity of this Agreement, its construction,
          --------------
interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by and construed in accordance with the internal laws of the State of New York applicable to contracts formed in such State. Each party hereto agrees that any suit, action or other proceeding arising out of this Agreement shall be brought and litigated in the courts of the State of New York or the United States District Court for the Southern District of New York and each party hereto hereby irrevocably consents to personal jurisdiction and venue in any such court and hereby waives any claim it may have that such court is an inconvenient forum for the purposes of any such suit, action or other proceeding.

     (j)  Section Headings. The headings of the sections and subsections of this
          ----------------
Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

     (k)  Failure to Pursue Remedies.  The failure of any party to seek redress
          --------------------------
for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     (m)  Cumulative Remedies.  The rights and remedies provided by this
          -------------------
Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies except as otherwise expressly provided in this Agreement. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

     (n)  Severability.  The invalidity or unenforceability of any particular
          ------------
provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     (o)  HTL.  In the event the Investor shall elect to exercise its preemptive
          ---
rights under Section 5, HTL agrees to cause the Investor to perform its obligations under such Section in accordance with their respective terms in connection with any such purchases (including causing or enabling the Investor to make payment).

          IN WITNESS WHEREOF, the parties hereto have executed this Investor Agreement as of the date first above written.


                         HUTCHISON TELECOMMUNICATIONS
                         PCS (USA) LIMITED


                                  /s/ Frank Sixt
                         _________________________________
                         Name:      Frank Sixt
                         Title:      Director


                         HUTCHISON TELECOMMUNICATIONS
                         LIMITED


                                   /s/ Canning Fok
                         __________________________________
                         Name:       Canning Fok
                         Title:        Director


                         VOICESTREAM WIRELESS HOLDING
                         CORPORATION


                                /s/ Donald Guthrie
                         __________________________________
                         Name:    Donald Guthrie
                         Title:    Vice Chairman